Exhibit 99.1

Old Second Bancorp, Inc	For Immediate Release
(Nasdaq: OSBC)	July 20, 2007

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Second Quarter Earnings

AURORA, Illinois — Old Second Bancorp, Inc. (Nasdaq: OSBC) today announced second quarter earnings of $0.45 per diluted share, on earnings of $5.7 million.  Diluted earnings per share were up from the first quarter of 2007, in which the Company earned $0.43 per diluted share on net income of $5.7 million.  Earnings were down from the second quarter of 2006, in which the Company earned $.46 per diluted share on net income of $6.4 million.  Earnings for the first half of 2007 were $.88 per diluted share, on $11.5 million in net income, compared with $.91 per diluted share in the first half of 2006, on earnings of $12.5 million.  Generally, for the year to date period, balance sheet growth, an increase in noninterest income and a reduction in provision for income taxes were offset by a lower net interest margin and increased personnel and facility costs.  The Company made a $588,000 provision for loan losses in the first half of 2007 whereas there was an $844,000 provision made in the first half of 2006.

Net interest income decreased from $36.2 million in the first half of 2006 to $33.5 million in the first half of 2007.  Net interest income decreased from $18.1 million in the second quarter of 2006 to $17.1 million in the second quarter of 2007.  Average earning assets grew $85.7 million or 3.9% from June 30, 2006 to June 30, 2007.  Despite that growth, the net interest margin (tax equivalent basis), expressed as a percentage of average earning assets, declined from 3.44% in the first half of 2006 to 3.09% in the first half of 2007.  The average tax-equivalent yield on earning assets increased from 6.41% to 6.76%, or 35 basis points.  At the same time, the cost of interest-bearing liabilities increased from 3.38% to 4.16%, or 78 basis points.

Changes in deposit funding composition continued to contribute to an increase in interest costs and a decline of the net interest margin in the first half of 2007.  The average balances of demand deposits increased nominally while lower-cost sources of funds such as NOW accounts and savings accounts decreased on average by $16.2 million, or 4.5% in the first half of 2007 as compared to the first half of 2006.  At the same time, deposit growth occurred primarily in higher-cost sources of funds, such as money market and time deposit accounts, which increased on average by $65.8 million, or 16.2%, and $27.5 million, or 2.9%, respectively.

 Non-deposit funding costs also increased $617,000, or 10.8%, in the first half of 2007 as compared to the first half of 2006 primarily due to a general increase in interest rates and increases in the average junior subordinated debentures and note payable balances outstanding.  The proceeds from the note  payable were primarily used to repurchase common stock.  The Company issued a $25,774,000 subordinated debenture on April 30, 2007 to form a new trust subsidiary.  The trust issued $25,000,000 in trust preferred securities that were part of a private placement of such securities.  The debenture, like the trust preferred securities, matures in 30 years and the securities are callable on a quarterly basis commencing June 15, 2017.  The debenture also has an interest rate equivalent to the distribution rate on the trust preferred securities, which is fixed at 6.766% through June 15, 2017 and floats at 150 basis points over the British Bankers Association three-month LIBOR rate thereafter.  The Company issued the subordinated debentures to the trust in return for the aggregate net proceeds of the trust preferred offering and to finance the tender offer that was completed in May 2007.

The Company recorded a $588,000 provision for loan losses in the first half of 2007 as compared to an $844,000 provision for loan losses in the first half of 2006.  Nonperforming loans increased to $5.2 million at June 30, 2007 from $3.9 million at June 30, 2006.  There was no sub-prime mortgage component in the nonperforming loan category, as the Company does not originate any portfolio loans in this market sector.  The ratio of the allowance for loan losses to nonperforming loans was 320.3% as of June 30, 2007, compared with 410.33% as of June 30, 2006.  Net charge-offs were $88,000 in the second quarter of 2007 and $198,000 in the second quarter of 2006.  Net charge-offs were $32,000 and $80,000 in the first half of 2007 and 2006, respectively.

Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio.  Management determines the amount to provide for in the allowance for loan losses based upon a number of factors including loan growth, the quality and composition of the loan portfolio and loan loss experience.  When measured as a percentage of loans outstanding, the allowance for loan losses was substantially unchanged at .92% and .91% at June 30, 2006 and June 30, 2007, respectively.

Noninterest income was $8.1 million during the second quarter of 2007 and $7.4 million during the second quarter of 2006, an increase of $771,000, or 10.5%.  Noninterest income was $16.1 million during the first half of 2007 and $14.4 million during the first half of 2006, an increase of $1.7 million, or 11.6%.  Trust income increased $180,000, or 8.8%, to $2.2 million in the second quarter of 2007 primarily due to increased levels of assets under management.  Trust income was $4.4 million in the first half of 2007, an increase of $622,000, or 16.4%, from the first half of 2006 due principally to increased volume in estate administration activity coupled with the increase in assets under management as reported above.  Mortgage banking income, including net gain on sales of mortgage loans, secondary market fees, and servicing income, was $1.6 million, an increase of $373,000, or 30.8%, from the second quarter of 2006.  For the first half of 2007, mortgage-banking income increased $519,000, or 21.3%.  The largest increase in income from mortgage operations for both the quarter and year to date period was in net gains on sale, which resulted largely from revision to secondary market execution processes.  All of the remaining noninterest income categories increased in the second quarter 2007 with the exception of realized gains on sale of securities.  For the first half of 2007, as compared to the first half of 2006, all noninterest income categories increased with exception of the other income component.  That category decreased due to a nonrecurring gain on sale of property of $157,000 that occurred in first quarter 2006.

There were no realized gains on sales of securities in the second quarter of 2007 although $482,000 was recorded in the first half of 2007, compared with $191,000 in the second quarter of 2006, and $418,000 in the first half of 2006.  On a quarterly comparative basis, service charges on deposits increased $119,000, or 5.8% in 2007.  This same category increased $213,000, or 5.3% in the first half of 2007 in accordance with the Company’s moderate deposit growth and incremental changes to pricing strategies.  Interchange income from debit card usage also increased $268,000, or 37.5%, in the first half of 2007, as compared to the first half of 2006, as the Company increased the number of cards outstanding and customers continued to show a preference for this payment delivery channel.

Noninterest expense was $16.8 million during the second quarter of 2007, an increase of $1.2 million, or 7.6%, from $15.6 million in the second quarter of 2006.  Noninterest expense was $33.4 million during the first half of 2007, an increase of $1.6 million, or 5.1%, from $31.8 million in the second half of 2006.  Salaries and benefits expense was $9.8 million during the second quarter of 2007, an increase of $853,000, or 9.6%, from $8.9 million in the second quarter of 2006.

In the first half of the year, salaries and benefits were $19.7 million in 2007 and $18.5 million in 2006, an increase of $1.2 million or 6.7%.  The Company generally experiences increases in this category due to annual increases in salary and other compensation coupled with rising health care costs, but an evaluation of 2007 events is also required to understand this component.  The full time equivalent employee (“FTE”) figure rose from 569 at June 30, 2006 to 582 at December 31, 2006.  The FTE count then declined to 546 at June 30, 2007.  The employee tally was reduced at June 30, 2007 primarily because of the 8.5% reduction in available positions that was announced April 13, 2007.  While some of this decline resulted from a decision not to fill open positions, the largest portion resulted from employee layoffs.  All employees in the latter category received salary continuation payments based principally on length of service, many of these payment commitments continued late into the second quarter.  Additionally, eight of the agreements governing continuation payments extended beyond June 30, 2007 and recognition of the related salary expense was accelerated into the current period since there was no ongoing service requirement.  Approximately $229,000 in second quarter salary expense was incurred as a result of the continuation payments associated with the April restructuring.

Net occupancy and furniture and equipment expenses increased $481,000, or 20.4%, from the second quarter of 2006 to the second quarter of 2007.  Net occupancy and furniture and equipment expenses increased $827,000, or 17.5%, from the first half of 2006 to the first half of 2007.  The increases for both periods are primarily attributable to the Company’s expansion and development into new markets with the five new 2006 retail locations and the resultant increase in the related facility expenses.  One new location was also opened on the western edge of Elgin in May 2007.  On April 17, 2007, the Company announced that three leased branch facilities would be closed mainly due to market overlap in locations.  These facilities will continue to provide full service through July 31, 2007 and will maintain automated teller machine access thereafter to provide continued customer convenience.  In the short term, and absent a conversion to a sublease strategy, the bulk of future savings from these closures will occur as the leases expire.  The expiration dates range from December 31, 2007, to February 23, 2008 and April 1, 2009.

On July 1, 2007, the Company merged its two state bank charters—Old Second Bank — Kane County and Old Second Bank — Yorkville—into its national bank charter, The Old Second National Bank of Aurora, and renamed the combined entity “Old Second National Bank”.  Internal reorganizations and processing consolidations from this change will occur throughout the third quarter of 2007 and will serve to position the Company favorably to achieve additional future efficiencies.  Since the amortization of core deposit intangible assets was completed December 31, 2006, there will be favorable expense comparisons throughout 2007 for this line item.  Decreases in advertising expense were also realized for both the second quarter and the first half of 2007 in comparison to the same period in 2006.  Other expense increased less than one percent in the second quarter of 2007 as compared to second quarter of 2006, but this category decreased $126,000, or 1.7%, from $7.5 million in the first half of 2006 to $7.3 million in the first half of 2007 as the Company emphasized cost control and review procedures.

The provision for income tax as a percentage of pretax income, or effective tax rate, decreased from 32.3% as of the second quarter of 2006 to 26.3% as of the second quarter of 2007.  The provision for income tax as a percentage of pretax income decreased from 30.8% as of the first half of 2006 to 26.6% as of the first half of 2007.  Increased levels of tax-exempt income from securities and bank owned life insurance helped to reduce income tax expense when comparing both the second quarter and first half of 2007 to the same period in 2006.  In addition to the increased volume of tax-exempt assets, the average tax-equivalent yield on tax-exempt securities held by the Company increased from 5.45% as of June 30, 2006 to 5.73% or 28 basis points as of June 30, 2007.  The reduction in effective tax rate was primarily attributable, however, to the formation of a real estate investment trust (REIT) in the third quarter of 2006 for the purpose of holding certain commercial real estate loans, residential real estate loans and other loans, as well as mortgage-backed investment securities, that were previously held by our main bank subsidiary.  In addition to income tax benefits, which lowered the effective tax rate, the REIT ownership structure also provides the Company with an alternate vehicle for raising future capital as desired.  A recent change to Illinois tax law related to the deductibility of REIT dividends is expected to eliminate the recognition of tax benefits related to this ownership structure beginning January 1, 2009.

Total assets were $2.56 billion as of June 30, 2007, compared with $2.46 billion as of December 31, 2006.  Loans and securities available for sale grew $68.3 million and $31.8 million, respectively, during the first half of 2007, while cash and noninterest bearing due from banks declined $16.3 million.  The largest changes by loan type included increases in commercial real estate construction loans of $62.1 million and residential real estate loans of $2.8 million, respectively.

Total deposits increased $34.1 million during the first half of 2007, to $2.1 billion as of June 30, 2007.  During the same period, demand deposit and NOW accounts decreased $21.7 million, to $258.9 million, and $30.2 million, to $227.3 million, respectively.  The largest growth category of deposits during the first half of 2007 was money market deposit accounts, which increased by $72.1 million, from $446.2 million to $518.4 million.  Time deposits increased $10.4 million from $974.1 million to $984.6 million at June 30, 2007.  The largest increase in nondeposit funding sources for the first half of 2007 was the other short-term borrowings category, primarily federal funds sold, which increased $50.1 million to $177.2 million as of June 30, 2007.

As observed in the first quarter, depositors generally continued to shift out of demand and NOW accounts into money market accounts and certificates of deposit.  The money market account offers the customer the advantage of liquidity while earning a higher rate of interest than a demand or NOW account and certificates of deposit allow the customer to lock in a fixed rate of interest for a period of time.  This deposit shift contributed to a higher cost of funds and had a negative impact on the net interest margin.  The net interest margin (tax equivalent basis) declined from 3.44% in the first half of 2006 to 3.09% in the first half of 2007.  In comparing the first half of 2007 to the first half of 2006, the average cost of interest bearing funds increased 78 basis points.

The Company culminated the April 17, 2007 tender offer with a purchase of 973,251 shares of common stock at the price of $30.00 per share, or $29.2 million on May 24, 2007.  The additional cost associated with the acquired treasury stock was approximately $157,000 as of June 30, 2007.  The Company financed the tender offer, in part, from the aggregate net proceeds of the private placement of $25,000,000 of aggregate face value trust preferred securities that was discussed previously.  Trust preferred securities qualify as Tier 1 regulatory capital and the Company treats the maximum allowable under regulatory guidelines as Tier 1 capital and the remaining as Tier 2 regulatory capital.

Non-GAAP Presentations: Management uses certain non-GAAP ratios to evaluate and measure the Company’s performance.  Management presents a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability. Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax equivalent basis and adjusted non-interest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this report, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Form 10-K for 2006.

Financial Highlights (unaudited)

In thousands, except share data

	Three Months Ended		Year to Date
	June 30,		June 30,
	2007	2006	2007	2006
Summary Income Statement:
Net interest income	$17,050	$18,090	$33,529	$36,225
Provision for loan losses	588	400	588	844
Noninterest income	8,136	7,365	16,110	14,440
Noninterest expense	16,832	15,647	33,417	31,795
Income taxes	2,040	3,042	4,160	5,555
Net income	5,726	6,366	11,474	12,471

Key Ratios (annualized):
Return on average assets	0.92%	1.07%	0.94%	1.06%
Return on average equity	15.32%	16.16%	14.91%	16.05%
Net interest margin (tax equivalent)	3.08%	3.40%	3.09%	3.44%
Efficiency ratio	64.74%	59.75%	65.24%	61.00%
Tangible capital to assets	5.18%	6.32%	5.18%	6.32%
Total capital to risk weighted assets	10.56%	10.95%	10.56%	10.95%
Tier 1 capital to risk weighted assets	9.23%	10.10%	9.23%	10.10%
Tier 1 capital to average assets	7.35%	8.01%	7.35%	8.01%

Per Share Data:
Basic earnings per share	$0.45	$0.47	$0.89	$0.92
Diluted earnings per share	$0.45	$0.46	$0.88	$0.91
Dividends declared per share	$0.15	$0.14	$0.29	$0.27
Book value per share	$11.06	$11.58	$11.06	$11.58
Tangible book value per share	$10.89	$11.41	$10.89	$11.41
Ending number of shares outstanding	12,145,838	13,412,575	12,145,838	13,412,575
Average number of shares outstanding	12,622,032	13,524,276	12,877,048	13,526,947
Diluted average shares outstanding	12,766,424	13,700,186	13,019,565	13,704,869

End of Period Balances:
Loans	$1,832,220	$1,746,536	$1,832,220	$1,746,536
Deposits	2,096,759	2,008,021	2,096,759	2,008,021
Stockholders’ equity	134,375	155,328	134,375	155,328
Total earning assets	2,378,150	2,230,223	2,378,150	2,230,223
Total assets	2,555,611	2,423,139	2,555,611	2,423,139

Average Balances:
Loans	$1,809,404	$1,751,928	$1,784,287	$1,730,566
Deposits	2,054,500	1,973,870	2,052,321	1,974,786
Stockholders’ equity	149,891	157,975	155,183	156,733
Total earning assets	2,325,819	2,222,331	2,291,932	2,206,211
Total assets	2,485,927	2,378,330	2,451,312	2,361,732

Financial Highlights, continued  (unaudited)

In thousands, except share data

	Three Months Ended		Year to Date
	June 30,		June 30,
	2007	2006	2007	2006
Asset Quality
Charge-offs	$139	$298	$225	$344
Recoveries	51	100	193	264
Net charge-offs	$88	$198	$32	$80
Provision for loan losses	588	400	588	844
Allowance for loan losses to loans	0.91%	0.92%	0.91%	0.92%

	June 30,		December 31,
	2007	2006	2006

Nonaccrual loans	$4,778	$2,857	$1,632
Restructured loans	—	—	—
Loans past due 90 days	451	1,065	583
Nonperforming loans	5,229	3,922	2,215
Other real estate	—	333	48
Nonperforming assets	$5,229	$4,255	$2,263

Major Classifications of Loans
Commercial and industrial	$173,372	$168,970	$175,621
Real estate - commercial	606,909	621,736	605,098
Real estate - construction	436,801	356,045	374,654
Real estate - residential	589,730	573,504	586,959
Installment	27,224	28,401	23,326
	1,834,036	1,748,656	1,765,658
Unearned origination fees	(1,816)	(2,120)	(1,746)
	$1,832,220	$1,746,536	$1,763,912

Major Classifications of Deposits
Noninterest bearing	$258,946	$255,937	$280,630
Savings	107,645	116,619	104,229
NOW accounts	227,267	286,306	257,505
Money market accounts	518,351	399,271	446,215
Certificates of deposit of less than $100,000	606,938	580,998	591,941
Certificates of deposit of $100,000 or more	377,612	368,890	382,173
	$2,096,759	$2,008,021	$2,062,693

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	June 30,	December 31,
	2007	2006

Assets
Cash and due from banks	$64,453	$80,727
Interest bearing deposits with financial institutions	126	5,493
Federal funds sold	18,561	2,305
Cash and cash equivalents	83,140	88,525
Securities available for sale	504,648	472,897
Federal Home Loan Bank and Federal Reserve Bank Stock	8,946	8,783
Loans held for sale	13,649	14,378
Loans	1,832,220	1,763,912
Less: allowance for loan losses	16,749	16,193
Net loans	1,815,471	1,747,719
Premises and equipment, net	49,452	48,404
Other real estate owned	—	48
Mortgage servicing rights, net	2,842	2,882
Goodwill, net	2,130	2,130
Bank owned life insurance (BOLI)	46,968	45,861
Accrued interest and other assets	28,365	27,513
Total assets	$2,555,611	$2,459,140

Liabilities
Deposits:
Noninterest bearing demand	$258,946	$280,630
Interest bearing:
Savings, NOW, and money market	853,263	807,949
Time	984,550	974,114
Total deposits	2,096,759	2,062,693
Securities sold under repurchase agreements	56,123	38,218
Other short-term borrowings	177,179	127,090
Junior subordinated debentures	57,399	31,625
Note payable	16,660	16,425
Accrued interest and other liabilities	17,116	24,534
Total liabilities	2,421,236	2,300,585

Stockholders’ Equity
Common stock	16,691	16,635
Additional paid-in capital	15,692	14,814
Retained earnings	201,001	193,170
Accumulated other comprehensive loss	(4,260)	(2,545)
Treasury stock	(94,749)	(63,519)
Total stockholders’ equity	134,375	158,555
Total liabilities and stockholders’ equity	$2,555,611	$2,459,140

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended		Year to Date
	June 30,		June 30,
	2007	2006	2007	2006
Interest and Dividend Income
Loans, including fees	$32,873	$30,700	$64,180	$59,677
Loans held for sale	218	131	347	226
Securities:
Taxable	4,028	3,167	7,923	6,351
Tax-exempt	1,425	1,259	2,749	2,491
Federal funds sold	79	—	137	3
Interest bearing deposits	8	1	24	2
Total interest and dividend income	38,631	35,258	75,360	68,750
Interest Expense
Savings, NOW, and money market deposits	5,798	4,152	11,532	7,830
Time deposits	12,104	9,828	23,944	18,957
Securities sold under repurchase agreements	665	507	1,218	994
Other short-term borrowings	1,907	2,011	3,150	3,413
Junior subordinated debentures	907	616	1,524	1,233
Note payable	200	54	463	98
Total interest expense	21,581	17,168	41,831	32,525
Net interest and dividend income	17,050	18,090	33,529	36,225
Provision for loan losses	588	400	588	844
Net interest and dividend income after provision for loan losses	16,462	17,690	32,941	35,381
Noninterest Income
Trust income	2,233	2,053	4,409	3,787
Service charges on deposits	2,166	2,047	4,216	4,003
Secondary mortgage fees	197	159	319	312
Mortgage servicing income	168	117	316	215
Net gain on sales of mortgage loans	1,219	935	2,317	1,906
Securities gains (losses), net	—	191	482	418
Increase in cash surrender value of bank owned life insurance	570	516	1,053	1,014
Debit card interchange income	519	295	982	714
Other income	1,064	1,052	2,016	2,071
Total noninterest income	8,136	7,365	16,110	14,440
Noninterest Expense
Salaries and employee benefits	9,779	8,926	19,691	18,457
Occupancy expense, net	1,255	1,098	2,481	2,190
Furniture and equipment expense	1,582	1,258	3,076	2,540
Amortization of core deposit intangible assets	—	88	—	177
Advertising expense	415	512	840	976
Other expense	3,801	3,765	7,329	7,455
Total noninterest expense	16,832	15,647	33,417	31,795
Income before income taxes	7,766	9,408	15,634	18,026
Provision for income taxes	2,040	3,042	4,160	5,555
Net income	$5,726	$6,366	$11,474	$12,471

Basic earnings per share	$0.45	$0.47	$0.89	$0.92
Diluted earnings per share	0.45	0.46	0.88	0.91
Dividends declared per share	0.15	0.14	0.29	0.27

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Six Months ended June 30, 2007 and 2006

(Dollar amounts in thousands- unaudited)

	2007			2006
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$1,358	$24	3.52%	$750	$2	0.53%
Federal funds sold	5,261	137	5.18	133	3	4.49
Securities:
Taxable	343,099	7,923	4.62	326,540	6,351	3.89
Non-taxable (tax equivalent)	147,646	4,229	5.73	140,605	3,832	5.45
Total securities	490,745	12,152	4.95	467,145	10,183	4.36
Loans and loans held for sale	1,794,568	64,633	7.26	1,738,183	60,016	6.96
Total interest earning assets	2,291,932	76,946	6.76	2,206,211	70,204	6.41
Cash and due from banks	49,423	—	—	50,906	—	—
Allowance for loan losses	(16,262)	—	—	(15,824)	—	—
Other noninterest-bearing assets	126,219	—	—	120,439	—	—
Total assets	$2,451,312			$2,361,732

Liabilities and Stockholders’ Equity
NOW accounts	$242,059	$1,915	1.60%	$244,296	$1,480	1.22%
Money market accounts	471,763	9,175	3.92	406,006	6,068	3.01
Savings accounts	106,465	442	0.84	120,466	282	0.47
Time deposits	978,187	23,944	4.94	950,646	18,957	4.02
Interest bearing deposits	1,798,474	35,476	3.98	1,721,414	26,787	3.14
Securities sold under repurchase agreements	54,220	1,218	4.53	49,291	994	4.07
Federal funds purchased and other borrowed funds	117,670	3,150	5.32	131,148	3,413	5.18
Junior subordinated debentures	40,454	1,524	7.53	31,625	1,233	7.80
Note payable	14,729	463	6.25	3,442	98	5.66
Total interest bearing liabilities	2,025,547	41,831	4.16	1,936,920	32,525	3.38
Noninterest bearing deposits	253,847	—	—	253,372	—	—
Accrued interest and other liabilities	16,735	—	—	14,707	—	—
Stockholders’ equity	155,183	—	—	156,733	—	—
Total liabilities and stockholders’ equity	$2,451,312			$2,361,732
Net interest income (tax equivalent)		$35,115			$37,679
Net interest income (tax equivalent) to total earning assets			3.09%			3.44%
Interest bearing liabilities to earnings assets	88.38%			87.79%

Notes:	Nonaccrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.  (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year to Date
	June 30,		June 30,
	2007	2006	2007	2006
Net Interest Margin
Interest income (GAAP)	$38,631	$35,258	$75,360	$68,750
Taxable-equivalent adjustment:
Loans	48	56	106	113
Investments	767	678	1,480	1,341
Interest income - FTE	39,446	35,992	76,946	70,204
Interest expense (GAAP)	21,581	17,168	41,831	32,525
Net interest income - FTE	$17,865	$18,824	$35,115	$37,679
Net interest income - (GAAP)	$17,050	$18,090	$33,529	$36,225
Average interest earning assets	$2,325,819	$2,222,331	$2,291,932	$2,206,211
Net interest margin (GAAP)	2.94%	3.26%	2.95%	3.31%
Net interest margin - FTE	3.08%	3.40%	3.09%	3.44%

Efficiency Ratio
Noninterest expense	$16,832	$15,647	$33,417	$31,795
Noninterest income	8,136	7,365	16,110	14,440
Net interest income (GAAP)	17,050	18,090	33,529	36,225
Taxable-equivalent adjustment:
Loans	48	56	106	113
Investments	767	678	1,480	1,341
Net interest income - FTE	17,865	18,824	35,115	37,679
Noninterest income plus net interest income - FTE	26,001	26,189	51,225	52,119
Efficiency ratio	64.74%	59.75%	65.24%	61.00%